Exhibit 10.1

AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 16, 2015 (the "Effective Date"), by and among Timothy M. Drury, an individual and resident of the State of Missouri ("Seller"); Christian Disposal LLC, a Missouri limited liability company, (the "Company"); FWCD, LLC, a Missouri limited liability company ("FWCD"); Meridian Waste Solutions, Inc., a New York corporation, ("Purchaser" or "MRDN"); Here to Serve Missouri Waste Division, LLC, a Missouri limited liability company wholly owned by MRDN ("HSMWD"); and Here to Serve Georgia Waste Division, LLC, a Georgia limited liability company wholly owned by MRDN ("HSGWD" and together with HSMWD, collectively the "Subsidiaries").

WHEREAS, Seller owns one hundred percent (100%) of the membership interests in the Company (the "Membership Interests");

WHEREAS, the Company operates a solid waste collection, transportation, transfer and disposal business carried on by the Company and its wholly-owned subsidiary, FWCD in the counties of Pike, Lincoln, Warren, Jefferson, Franklin, St. Charles and St. Louis, Missouri (the "Business");

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, upon the terms and conditions contained herein, the Membership Interests;

WHEREAS, the Purchaser, the Seller, the Company, FWCD and the Subsidiaries entered into that certain Membership Interest Purchase Agreement dated as of September 11, 2015 (the “Original Agreement”);

WHEREAS, the Purchaser, the Seller, the Company, FWCD and the Subsidiaries entered into that certain First Amendment to Membership Purchase Agreement dated as of September 29, 2015 (the “First Amendment”) and that certain Second Amendment to Membership Purchase Agreement dated as of October 9, 2015 (the “Second Amendment” and, together with the First Amendment, the “Amendments”); and

WHEREAS, the Purchaser, the Seller, the Company, FWCD and the Subsidiaries desire to amend and restate the terms and conditions of the Original Agreement, as amended by the Amendments, to reflect, among other changes, that based on the delivery of due diligence materials and completion of certain negotiations with respect to the Schedules and Exhibits hereof, certain rights of the parties to terminate the Original Agreement without recourse are no longer applicable, binding the parties to the obligations herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.  SALE OF MEMBERSHIP INTERESTS

1.1. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, the Membership Interests free and clear of any third party rights, claims, liens or interests (the "Contemplated Transaction").

1.2. The following assets and rights (the "Retained Property") are not included in the Membership Interests being sold by Seller and are either being retained by Seller or separately purchased by Purchaser:

(a) The assets listed on Schedule 1.2(a) (the "Distributed Assets") which shall be distributed by the Company and/or FWCD to Seller pursuant to Section 4.5 and for which Seller will assume all liens that encumber the Distributed Assets;

(b) The rights and benefits listed on Schedule 1.2(b) (the "Retained Rights") which shall be retained and preserved for the exclusive benefit of Seller pursuant to Section 4.4;

(c) The following relating to the outdoor advertising structure (the "Sign") which is owned by the affiliate of Seller, Drury Displays, Inc. d/b/a DDI Media ("DDI") and located on the real property owned by the Company located at 751 S. Highway 79, Winfield MO, 63389 (the "751 Property") as more particularly described in Schedule 1.2(c) (the "Sign Parcel"):  (i) all of the improvements, signs, lighting, equipment, components, parts and personal property located on the Sign Parcel which are a part of or used in connection with the Sign; (ii) all of DDI's right, title and interest in all advertising agreements relating to the Sign; and (iii) all of DDI's right, title and interest in all use, occupancy or other governmental licenses, permits and approvals in connection with the Sign; the Company has previously granted an easement on the 751 Property for use of and access to the Sign and Sign Parcel, a recorded copy of which, along with a recorded copy of that certain Assignment and Assumption of Billboard Location Lease between the Company and Seller are attached hereto as Exhibit C; and

(d) The names "Christian Disposal" and "Christian Environmental Services" and the domain names "christianenvironmentalservices.com" and "christiandisposal.com" (collectively, the "Business Names").

1.3. As consideration for the Membership Interests, Purchaser agrees to pay to Seller a purchase price (the "Purchase Price"), comprised of a base purchase price (the "Base Purchase Price") and additional purchase price (the "Additional Purchase Price") as follows:

(a) The Base Purchase Price will be paid as follows:

(i) Subject to the Working Capital Adjustment set forth in Section 1.4 below, Thirteen Million Dollars ($13,000,000.00) (the "Cash Purchase Price") shall be paid by wire transfer to such account(s) as Seller shall designate, or, if approved by Seller, by delivery of other immediately available funds at Closing;

(ii) Two Million Dollars ($2,000,000) shall be paid to Seller in the form of shares of Purchaser's restricted voting common stock, par value $0.025 per share (the "Purchase Price Shares") which shall be issued to Seller at Closing.  The Purchase Price Shares shall be valued at VWAP (as defined below) for the last five trading days preceding the Closing Date (as defined below), with  “VWAP” meaning, for any date, the volume-weighted average price of the Common Stock on the Principal Market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg and “Trading Day” meaning any day during which the principal market on which the Common Stock is traded (the “Principal Market”) shall be open for business.  Purchaser agrees that it shall not knowingly and willfully perform any acts or omissions to manipulate the price of the Common Stock; provided, however, the Purchaser is permitted to perform all acts or omissions required by the Commission, the Principal  Market, or any other governmental or quasi-governmental agency having jurisdiction over Purchaser; and

(iii) A Convertible Promissory Note, in the form attached hereto as Exhibit A, in the principal amount of One Million Dollars ($1,000,000.00), to be issued by Purchaser in favor of Seller at Closing (the "Promissory Note").

(b) Subject to adjustment pursuant to Schedule 1.3(b) hereof, the Additional Purchase Price shall be Two Million Dollars ($2,000,000.00) and shall be payable in accordance with the terms set forth in Schedule 1.3(b).

1.4. At Closing, the Cash Purchase Price shall be adjusted (the "Working Capital Adjustment") as follows:

(a) If Working Capital (as hereinafter defined) is less than Zero Dollars (the "Working Capital Target"), the Cash Purchase Price shall be reduced by the difference between the Working Capital Target and the amount of Working Capital as of the Closing Date.

(b) If Working Capital is greater than the Working Capital Target, the Cash Purchase Price shall be increased by the difference between the Working Capital and the Working Capital Target.

1.5. For purposes of this Agreement the term "Working Capital" shall mean the sum of the Company's and FWCD's current assets as of the Closing Date (e.g. cash, bank accounts, accounts receivable, prepaid expenses, miscellaneous receivables, accrued revenues and deposited funds) but specifically excluding any bad debt reserves, any intra-company items between the Company and FWCD, and the Company's investment in FWCD less the Company's and FWCD's current liabilities as of the Closing Date (e.g., accounts payable, accrued personal property tax, accrued bonuses, accrued salaries and wages, taxes payable, payroll liabilities and all other accrued payables) but specifically excluding any intra-company items between the Company and FWCD and the current portion of any long term liabilities, which long term liabilities shall be satisfied by Seller at or before Closing.

1.6. Seller shall, upon execution of this Agreement, provide to Purchaser a copy of the Company and FWCD's Financial Statements (as hereinafter defined) for the period ending July 31, 2015.  Thereafter and until the Closing Date, Seller shall provide to Purchaser copies of the Company's and FWCD's monthly Financial Statements within twenty (20) days of the close of the preceding month (e.g., the Financial Statements for the month ending August 31, 2015 shall be delivered on or before September 20, 2015).  At least four (4) days prior to the expected Closing Date, Seller shall prepare and deliver to Purchaser a statement (the "Estimated Working Capital Statement") consisting of a calculation setting forth in reasonable detail the estimated Working Capital together with such work papers and calculations necessary to verify the calculation of the Working Capital.  The Estimated Working Capital shall be based on Seller's good faith estimate of the changes in the Working Capital since the date of the most recent month end Financial Statements delivered to the Purchaser by Seller pursuant to this Section 1.6.  The Estimated Working Capital Statement shall be prepared in good faith and in accordance with the accounting principles, practices and methodologies used in the Financial Statements.  Purchaser shall have the right to object to the amounts contained in the Estimated Working Capital Statement within two (2) days of the delivery of the Estimated Working Capital Statement to Purchaser.  If Purchaser does not make any objection to the Estimated Working Capital Statement, then the Working Capital amount set forth therein shall be conclusively presumed to be the amount of the Working Capital as of the Closing Date for purpose of determining the Working Capital Adjustment at Closing and shall only be adjusted pursuant to Section 1.8 below.  In the event Purchaser objects to any items (the "Objected Items") in the Estimated Working Capital Statement by written notice to Seller, Seller may elect to either: (i) revise the Estimated Working Capital Statement to change the Objected Items in which case such revised Estimated Working Capital Statement shall be conclusively presumed to be the amount of the Working Capital for purpose of determining the Working Capital Adjustment and shall be final and binding upon the parties hereto; or (ii) close the transaction with the Working Capital Adjustment determined based upon the Estimated Working Capital Statement less the amount of any Objected Items, with the amount of the Objected Items to be held in escrow by St. Louis Title, L.L.C. (7701 Forsyth Boulevard, Suite 200, Clayton, Missouri 63105), as “Escrowee,” pending the determination of an arbitrator pursuant to Section 1.7 below.

1.7. Any unresolved dispute arising with regards to the Objected Items pursuant to Section 1.6 shall be finally settled by arbitration pursuant to the Uniform Arbitration Act of the State of Missouri.  If the parties fail to agree upon an arbitrator within ten (10) days of the Closing Date, then the Circuit Court of St. Louis County, upon the petition of either party, shall appoint an arbitrator.  The arbitration shall be conducted in accordance with the then effective rules of the American Arbitration Association.  The arbitrator shall have all of the powers both in law and in equity which would be available to a court having jurisdiction over the parties and over the subject matter of the dispute.  Such powers shall include, but shall not be limited to, the power to require specific performance.  Judgment upon award may be entered in any court having jurisdiction.  The parties agree that the determination of any dispute arising with regards to the Objected Items is essential and agree to jointly seek and request speedy processing of such dispute by the arbitrator.  Costs of arbitration shall be divided among the parties to the arbitration as the arbitrator shall deem appropriate.

1.8. Within thirty (30) days of the Closing Date (or within thirty (30) days of the date of the final resolution of any unresolved dispute with regards to the Objected Items in accordance with Section 1.7, whichever is later), Seller shall provide to Purchaser a statement (the “Final Working Capital Statement”) setting forth a final calculation of the amount of the Working Capital as of the Closing Date (the “Final Working Capital Amount”), together with such work papers and calculations necessary to verify the calculation of the Final Working Capital Amount.   The Final Working Capital Amount shall be calculated in good faith and in accordance with the accounting principles, practices and methodologies used in the Financial Statements.  Purchaser shall have the right to object to the Final Working Capital Amount within two (2) days of the delivery to Purchaser by Seller of the Final Working Capital Statement.  If Purchaser does not make any objection to the Final Working Capital Amount, then: (i) the Final Working Capital Amount shall be conclusively presumed to be the amount of the Working Capital as of the Closing Date and shall be final and binding upon the parties and not subject to any further adjustment; and (ii) the parties shall make the following adjustments to the Cash Purchase Price:

(a) if the Final Working Capital Amount is greater than the amount of Working Capital as finally determined pursuant to Section 1.6 or Section 1.7 hereof (the “Closing Working Capital Amount”), then Purchaser shall pay to Seller, as additional Cash Purchase Price, the difference between the Final Working Capital Amount and the Closing Working Capital Amount; or

(b) if the Final Working Capital Amount is less than the Closing Working Capital Amount, then Seller shall refund to Purchaser a portion of the Cash Purchase Price equal to the difference between the Closing Working Capital Amount and the Final Working Capital Amount.

In the event Purchaser disputes the Final Working Capital Amount by written notice to Seller setting forth the reason for and nature of such dispute and such dispute cannot be resolved within five (5) days of the date of such written notice, the parties agree to submit any unresolved dispute to arbitration pursuant to the terms of Section 1.7 above.

1.9. Each party hereto will pay the expenses incurred by it for and in connection with this Agreement, including counsel fees and expenses of his or its representative whether or not the transaction contemplated by this Agreement is consummated.

1.10. For purposes of Seller’s tax reporting only, the parties agree that the Purchase Price may be allocated as set forth in Schedule 1.10 (the "Purchase Price Allocation").  Seller agrees and acknowledges that Purchaser is purchasing the Membership Interests and this transaction will be disclosed as such by the Purchaser, and shall not be deemed to be an asset purchase, the Purchase Price Allocation notwithstanding. Seller and Purchaser covenant and agree not to take any position in any tax return or filing, or examination or other administrative or judicial proceeding relating to any tax return or filing, that is inconsistent with the Purchase Price Allocation agreed to pursuant to this Section, but only to the extent such position does not conflict with the classification of this transaction for SEC reporting purposes as a purchase of membership interests rather than a purchase of assets.  This allocation shall not make the Purchase Price or Seller's obligation severable, and Purchaser agrees to pay the entire Purchase Price and Seller agrees to convey the Membership Interests to Purchaser pursuant to the terms of this Agreement.

1.11. Unless the parties otherwise agree in writing, the purchase and sale of the Membership Interests, and the payment of the Purchase Price will take place by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Summers Compton Wells LLC, 8909 Ladue Road, St. Louis, Missouri 63124 on November 30, 2015 or such other date as the parties may mutually agree (the "Closing Date").  At Closing, all of Seller's right, title and interest in and to the Membership Interests will be transferred and conveyed to Buyer, free of all claims, liens and encumbrances.  At Closing, the parties will deliver, execute and acknowledge (if appropriate) the instruments, make payments and tender the deliverables as set forth in Article 6.

1.12. At the Closing, (i) Seller will deliver to Purchaser the various certificates, instruments, and documents referred to in Section 5.1 below; (ii) Purchaser will deliver to Seller the various certificates, instruments, and documents referred to in Section 5.2 below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Purchaser (A) the agreements and instruments set forth in Section 6 below, and (B) such other instruments of sale, transfer, conveyance and assignment as Purchaser and its counsel reasonably may request; (iv) Purchaser will execute, acknowledge (if appropriate), and deliver to Seller the agreements and instruments set forth in Section 6 below and such instruments of assumption as Seller and its counsel reasonably may request; and (v) the Parties shall make payments and deliveries in accordance with Sections 1.1, 1.2, 1.3 and 1.4 herein.

2.  SELLER'S REPRESENTATIONS AND WARRANTIES

2.1. In order to induce Purchaser to enter into this Agreement and consummate its obligations hereunder, Seller hereby represents and warrants to Purchaser that the following statements are true as of Effective Date and shall be true as of the Closing Date subject to the disclosures, matters and exceptions set forth in Schedules attached hereto (the "Disclosure Schedules") which shall limit, qualify and modify Seller's representations and warranties and which may be amended pursuant to Section 2.2 below:

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri.  The Company has the power to own its properties and assets, to perform all of its obligations under agreements to which it is party and to carry on the Business as it is being conducted, and the Company is duly qualified to do business and is in good standing in Missouri.  FWCD is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri.  FWCD has the power to own its properties and assets, to perform all of its obligations under agreements to which it is party and to carry on its business as it is being conducted, and FWCD is duly qualified to do business and is in good standing in Missouri.

(b) Seller is the sole owner of the Membership Interests and no third party has any ownership, claim, lien or economic interest in the Company either as a shareholder, member or otherwise.  The Company is the sole owner of all membership interests in FWCD (the "FWCD Interests") and no third party has any ownership, claim, lien or economic interest in FWCD either as a shareholder, member or otherwise.

(c) The Membership Interests have been duly issued and are fully vested in Seller; and Seller has the right to sell, assign and transfer the Membership Interests pursuant to this Agreement, and the Membership Interests transferred pursuant to this Agreement constitute all of Seller's right, title and interest as a member of the Company.  Seller has the power to enter into and perform this Agreement and this Agreement constitutes a valid, binding and enforceable obligation of Seller.  The FWCD Interests have been duly issued and are fully vested in the Company; and the FWCD Interests constitute all of the Company's right, title and interest as a member of FWCD.  The Company has the power to enter into and perform this Agreement and this Agreement constitutes a valid, binding and enforceable obligation of the Company.

(d) To Seller's actual knowledge, neither the execution and the delivery of this Agreement (including the documents referred to herein), nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity, or court to which Seller, the Company or FWCD is subject or any provision of the operating agreement or other organizational documents of the Company or FWCD, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Seller, the Company or FWCD is a party or by which it is bound or to which any of the assets of the Company or FWCD are subject. To Seller's actual knowledge, Schedule 2.1(d) sets forth each notice, filing, authorization, consent, or approval of any person or any governmental entity needed in order for Seller and the Company to enter into or perform their obligations under this Agreement.

(e) Except as set forth in Schedule 2.1(e), Seller has not heretofore transferred, assigned, encumbered or granted a security interest in the Membership Interests, nor assigned the proceeds due Seller therefrom and there are no liens, encumbrances, attachments, security interests or judgments with respect to the Membership Interests. The Company has not assigned the proceeds due the Company from its ownership of the FWCD Interests and there are no liens, encumbrances, attachments, security interests or judgments with respect to the FWCD Interests.

(f) The Company has good and valid title to all of its personal properties and assets, tangible and intangible, excluding the Distributed Assets.

(g) To Seller's actual knowledge, except as set forth in Schedule 2.1(g) hereof or as disclosed in the Company's Balance Sheets and Profit and Loss Statements for the years, 2012, 2013 and 2014 and the six (6) month period ending on the June 30, 2015 (the "Financial Statements"), there are no liabilities, liens, encumbrances, attachments, security interests or judgments against the Company or FWCD which have not been disclosed to Purchaser or incurred during the ordinary course of business since the date of the Financial Statements.  The Financial Statements (i) are true, correct and complete in all material respects; (ii) are prepared in conformity with sound accounting principles applied on a consistent basis; (iii) do not contain any misstatement of a material fact, or omit to state any fact required under the circumstances to make such Financial Statements not misleading; and (iv) present fairly the financial position of the Company as of the dates shown, and the results of operations and changes in financial position for the periods indicated.

(h) Seller has paid, or will pay in due course, in full, all taxes due for periods prior to the Closing Date and any interest and penalties with respect thereto (including without limitation all federal, state and city profits, income, sales, use, occupation, property, excise, social security, withholding, unemployment insurance, licenses and other taxes required to be paid by the Company in connection with the Business), has duly and timely filed or will file in due course, all tax returns and tax reports required to be filed in connection with the Business for periods prior to the Closing Date.

(i) To Seller's actual knowledge, neither the Company nor FWCD have, since the date of the Financial Statements, done or experienced any act or event outside the normal course of the Business and there have been no material adverse events that would cause the information contained in the Financial Statements to become materially untrue or misleading except the distribution of the Distributed Assets pursuant to Section 4.5 hereof and the distribution of certain monetary assets and cash pursuant to Section 4.6 hereof.

(j) Neither the Company nor FWCD are a party or otherwise subject to any (i) collective bargaining agreement or any other commitment or agreement with a labor organization; (ii) contract or other agreement for the employment of any employee which is not terminable without liability on thirty (30) days or less notice, except for the employment agreement with Mari Farendorf, which Purchaser acknowledges receiving a copy of; or (iii) agreement, contract or commitment containing any covenant limiting the freedom of the Company or FWCD to compete with any person or entity.

(k) Except as set forth in Schedule 2.1(k), there are no suits, arbitrations or proceedings pending against the Company or FWCD, which if determined adversely, would have a material adverse effect either individually or in the aggregate on the Business.  Neither the Company nor FWCD are subject to any judgment, order or decree by any court, agency or other governmental instrumentality which materially affects the conduct of the Business.

(l) To Seller's actual knowledge, Schedule 2.1(l) hereof accurately and completely describes each license, franchise, permit, certificate, approval or other similar authorization required in connection with the conduct of, or otherwise affecting or relating in any way to the Business (the "Permits") together with the name of the person or entity  issuing such Permit.  To Seller's actual knowledge, except as otherwise set forth in Schedule 2.1(l):  (i) the Permits are valid and in full force and effect; (ii) Seller is not in default, and no condition exists that with notice or lapse of time could constitute a default, under the Permits; (iii) no notice of any legal proceedings has been received by Seller threatening to revoke or amend any Permit; and (iv) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

(m) The records of the Company and FWCD set forth on Schedule 2.1(m) contain complete and accurate records of all actions taken at any meetings of members thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of the Company and FWCD, as previously made available to Purchaser, accurately reflect the assets, liabilities, business, financial condition and results of operations of Seller and have been maintained in accordance with good business and bookkeeping practices.

(n) To Seller's actual knowledge and except as set forth in Schedule 2.1(n), the present and former activities of the Company and FWCD comply with all applicable Environmental Laws and neither the Company nor FWCD is in violation and has never been in violation of any Environmental Laws. “Environmental Law” means a legal rule pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. § 7401, et seq.);

(ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (viii) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); together with all other legal rules regulating emissions, discharges, releases or threatened releases of any hazardous substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any hazardous substance.

(o) To Seller's actual knowledge, the accounts receivable of the Company included in the Working Capital are valid receivables subject to no setoffs or counterclaims and arose from bona fide third party sales in the ordinary course of business consistent with past practice.

(p) The real property owned by the Company and FWCD is set forth in Schedule 2.1(p) hereof (the "Real Property").  To Seller's actual knowledge, (i) the Real Property is not chemically contaminated; (ii) the Real Property is not listed or proposed for listing or threatened to be listed on the National Priorities List by the Environmental Protection Agency or on any registry of abandoned or uncontrolled hazardous waste sites, and there have been no discussions between Seller or its agents and state or federal officials concerning the possibility of such listings; and (iii) there has been no disposal, discharge, deposit, injection, dumping, leaking, spilling, placing or escape of any hazardous substance, pollutant or contaminant on, in, under or from the Real Property.

(q) The O'Fallon Agreement and that certain Transfer Station Operation, Maintenance and Management Agreement entered into by the Company and the City of St. Peters, Missouri on or about January 24, 2008 are in full force and effect in accordance with their terms.

(r) All executory contracts of the Company or FWCD (the "Executory Contracts") to the extent unperformed or undelivered prior to Closing are in full force and effect, without any existing default, arrearage or event of default by the Company or FWCD, and are enforceable according to their respective terms and no claim, suit or proceeding has been initiated or threatened with respect to or relating to any or all such Executory Contracts.

(s) Neither Seller nor Company has disclosed and will not hereafter disclose any substantial portion of the information set forth in the Company's or FWCD's customer records or files to any other person, entity or firm, except as may be required by law or except in the case where Seller or the Company has previously obtained an agreement requiring a receiving party not to disclose the contents of the foregoing.

(t) Seller has incurred no obligation to pay any commission, finder's fee, or similar charge in connection with the transaction provided for in this Agreement.

(u) Except as disclosed in Schedule 2.1(u) hereof, there have not been any material changes to the Customer Lists (defined below) since the date provided to Purchaser for review.

(v) Seller understands that Purchase Price Shares are characterized as "restricted securities" under the Securities Act (defined below) inasmuch as they are not registered under the Securities Act; and

(w) Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

2.2. Seller and the Company will give prompt written notice to Purchaser of any material adverse development causing any of its representations and warranties in Section 2.1 above to be inaccurate or incorrect.  All such disclosures pursuant to this Section 2.2, shall be deemed to amend or supplement the Disclosure Schedules.

2.3. The phrase "Seller's actual knowledge" as used herein shall mean the actual knowledge of Timothy M. Drury without any duty of inquiry.

2.4. Except as set forth in this Agreement, Seller makes no other representation or warranty, express or implied, with respect to any of the transactions contemplated by this Agreement, with respect to the Company or FWCD, or with respect to any other matter whatsoever and Purchaser acknowledges and agrees that to the maximum extent permitted by law, the Membership Interests are being sold and the assets of the Company and FWCD are being taken on an "AS-IS" condition and basis with all faults and the provisions of this Section 2.4 shall survive Closing or the termination of this Agreement without Closing, as applicable.  Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Company's assets, books and records and all other information related to the Company, FWCD and the Membership Interests, Purchaser is relying solely on its own investigation of such materials, together with the representations and warranties herein, and not on any information to be provided by Seller.

3.  PURCHASER'S REPRESENTATIONS AND WARRANTIES

3.1. Purchaser and the Subsidiaries hereby warrant and represent to Seller, with the intent that Seller shall rely thereon as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified to conduct business in the State of Missouri, and has all necessary power and authority to consummate the transaction contemplated by this Agreement, and this Agreement, upon due execution and delivery hereof, will constitute a valid, binding and enforceable obligation of Purchaser.

(b) Purchaser has incurred no obligation to pay any commission, finder's fee, or similar charge in connection with the transaction provided for in this Agreement.

(c) The authorized capital stock of Purchaser consists of 75,000,000 shares of common stock, par value $0.025 per share, of which 16,258,644 shares were issued and outstanding as of the date of this Agreement.  The Purchase Price Shares have been duly authorized and when issued and delivered to Seller at the Closing, will be validly issued, fully paid and non-assessable.  All of the Purchase Price Shares to be issued to Seller in accordance with this Agreement and/or shares of Purchaser issuable pursuant to the Promissory Note (the "Conversion Shares") will be issued and delivered by Purchaser in compliance with all applicable state and federal laws concerning the issuance of securities and none of the Purchase Price Shares nor the Conversion Shares were or will be issued in violation of the preemptive rights of any shareholder of Purchaser.

(d) Except as disclosed in the SEC Documents (as hereinafter defined), there are no preemptive or similar rights on the part of any holders of any class of securities of Purchaser.  Except as disclosed in the SEC Documents, other than this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating Purchaser, the Subsidiaries or any other affiliate of the foregoing, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of Purchaser, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given.  There are no outstanding contractual or other rights or obligations to or of Purchaser, the Subsidiaries or any affiliate of the foregoing to repurchase, redeem or otherwise acquire any outstanding shares of other equity interests of Purchaser.

(e) Purchaser has timely filed with the U.S. Securities and Exchange Commission (the "Commission") all forms, reports and other documents required to be filed by it under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended through the date hereof, collectively, the "SEC Documents").  The SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The consolidated financial statements of Purchaser included in the SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments and for the absence of footnotes) the consolidated financial position of MRDN and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flow for the periods then ended.

(f) The Stock of Purchaser is quoted on the OTC Markets under the symbol “MRDN.” Purchaser has not, in the twelve (12) months preceding the date hereof, received notice from any trading market on which shares of the common stock of Purchaser (the “Common Stock”) are or have been listed or quoted to the effect that Purchaser is not in compliance with the listing or maintenance requirements of such trading market.  Purchaser is in compliance in all material respects with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate any rules or regulations of any trading market on which shares of the common stock of Purchaser are or have been listed.

4.  COVENANTS

4.1. Seller shall afford Purchaser, its representatives, accountants and counsel full access to all of the properties, records and documents of the Business and shall furnish Purchaser and such representatives, accountants and counsel such financial and other information with respect to the business, properties, records, and documents of the Business as Purchaser and such representatives, accountants and counsel shall from time to time reasonably request, including the right of Purchaser and its representatives or agents to enter the Real Property to perform phase I testing and any such other testing, investigation or evaluation as Purchaser may reasonably deem necessary or appropriate with respect to the Real Property.  Such access shall be granted during normal business hours and Seller shall assist Purchaser with such inspection.  In the event of termination of this Agreement, Purchaser will immediately return to Seller all documents, work papers and other materials obtained in connection with the transactions contemplated hereby.

4.2. From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement, Purchaser may have access to: (i) the personnel, employees and agents employed by Seller, upon the prior written consent of Seller; (ii) the Company's and FWCD's customer lists (the "Customer Lists"), provided Purchaser shall not make copies or duplicates or otherwise reproduce the information contained in the Customer Lists prior to Closing.

4.3. From and after the date of this Agreement or unless with the prior written consent of the other party, neither Purchaser nor Seller shall prior to the Closing: (i) make or permit to be made any disclosure concerning the existence of this Agreement, the terms of the purchase of the Membership Interests or any other information concerning this Agreement or the transaction contemplated herein; or (ii) disclose or permit to be disclosed, directly or indirectly, to any person or entity any information in respect of the Membership Interests, the Company, FWCD or the Business which is obtained pursuant to or in furtherance of this Agreement; provided, however, that the Company's filing after Closing of this Agreement with the SEC, or any documents or information related hereto, to the extent such disclosures are deemed by the Company's counsel to be necessary or advisable, will be permissible under this Section 4.3.  Each party shall have the right to disclose information to its attorneys, accountants, prospective lenders and their counsel so long as the recipient agrees to be bound by the terms of this Section 4.3.

4.4. Purchaser, the Subsidiaries, the Company and FWCD agree that all rights to exculpation, indemnification, insurance and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of Seller or any current or former members, managers, directors, officers or employees, as the case may be, of the Company and/or FWCD (each, a "D&O Indemnified Person") as provided in their respective articles or organization, operating agreement, or other constituent document or documents, each in its currently effective form as amended from time to time (collectively, the "Organizational Documents") or in any agreement or policy of insurance as in effect on the date hereof shall survive the Closing and shall continue in full force and effect to the extent provided in this Section 4.4.  Purchaser shall cause the Company and FWCD to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company's and FWCD's Organizational Documents or in any indemnification agreements of the Company or FWCD with Seller and/or any of their respective current or former directors, officers or employees, in each case in effect as of the Effective Date, for acts or omissions occurring on or prior to the Closing.  In the event the Company and/or FWCD desire to amend or otherwise change the Organizational Documents of either or both entities, then Purchaser, the Company and FWCD shall cause the Organizational Documents of the Company and FWCD to contain provisions relating to the exculpation, indemnification and advancement of expenses of the D&O Indemnified Person, than are presently set forth in Organizational Documents of the Company and FWCD.  In the event the Company, FWCD or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company and/or FWCD shall assume all of the obligations set forth in this Section 4.4.

4.5. Seller shall have the rights at or prior to Closing to cause the Company and/or FWCD to distribute the Distributed Assets to Seller.  To the extent any or all of the Distributed Assets are not distributed to Seller prior to Closing, Purchaser, the Company and FWCD agree to cause such undistributed Distributed Assets to be transferred, assigned and conveyed to Seller as soon as reasonably practicable after Closing and to execute such deeds, bills of sale, endorsements, assignments or other instruments as Seller shall reasonably request to effectuate the foregoing.  Seller agrees and acknowledges that that any and all liabilities encumbering the Distributed Assets (the "Seller Assumed Liabilities") shall be assumed by Seller and Seller agrees that it shall execute such instruments as are reasonably required by Purchaser to effect Seller's assumption of Seller Assumed Liabilities.

4.6. Seller shall have the right at any time prior to the Closing Date to cause the Company and/or FWCD to distribute some or all of the monetary assets or cash of the Company or FWCD to Seller, provided that such distribution occurs prior to the date on which Estimated Working Capital Statement is prepared and that a corresponding reduction in the cash or other monetary assets is reflected in the calculation of the Working Capital.

4.7. Purchaser shall: (i) file in a timely manner all reports required to be filed with the Principal Market; (ii) take all reasonable action under its control to maintain the continued listing, quotation and trading of its Common Stock on the Principal Market or a national securities exchange, and (iii) comply in all respects with its reporting, filing and other obligations under the bylaws or rules of the Principal Market and governmental authorities, as applicable.

5.  CONDITIONS TO OBLIGATIONS TO CLOSE

5.1. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Section 2.1 above, shall be true and correct in all material respects, and all agreements and covenants contained in this Agreement shall have been performed or complied with by Seller, in each case, at and as of the Closing Date;

(b) Seller shall have delivered to Purchaser its certificate to the effect that to Seller's actual knowledge, each of the conditions specified above in Section 5.1(a) is satisfied in all respects and that Section 5.1(k) is accurate;

(c) Purchaser shall have been provided with all due diligence materials that it has reasonably requested;

(d) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e) Purchaser shall have received (i) an Assignment of Interest and Withdrawal as Member of the Company in form and substance reasonably acceptable to Purchaser; (ii) such other documents or instruments, as Purchaser may reasonably require to effect the transfer of the Membership Interests and/or any other transaction contemplated under this Agreement; and (iii) a Non-Foreign Person Affidavit in form and substance reasonably acceptable to Purchaser;

(f) Purchaser shall have received good standing certificates of the Company and FWCD from the Secretary of State of the State of Missouri and any other jurisdiction in which Company and/or FWCD does business or is authorized to do business;

(g) Seller shall have received or Purchaser shall have waived the consents set forth in Schedule 2.1(d) and provided same to Purchaser;

(h) Purchaser shall have received evidence that all franchise and other taxes and fees have been paid in full to the State of Missouri and any other jurisdiction in which the Company and/or FWCD does business or is authorized to do business, all on terms satisfactory to Purchaser;

(i) Purchaser shall have received duly executed UCC-3 termination statements and such other release and termination instruments (or copies thereof) as Purchaser shall reasonably request in order to confirm the Company's and FWCD's ownership of their assets free and clear of all liens, encumbrances and security interests;

(j) Seller shall have caused the long term liabilities of the Company including the current portion of such long term liabilities to be satisfied in full; and

(k) Purchaser shall have received duly executed copies of all agreements and instruments set forth in Article 6 hereof.

Purchaser may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.

5.2. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Section 3.1 above shall be true and correct in all material respects, and all agreements and covenants contained in this Agreement shall have been performed or complied with by Purchaser, in each case, at and as of the Closing Date;

(b) Purchaser shall have delivered to Seller an officer’s certificate to the effect that each of the conditions specified above in Section 5.2(a) is satisfied in all respects and that Section 5.2(f) is accurate;

(c) Minutes of the meeting, or written consent, of Directors and Shareholders of Purchaser approving the purchase as contemplated by this Agreement, attested by the Secretary or Assistant Secretary of the corporation as of the date of Closing, to have been duly called, held, and to be presently in force and effect;

(d) Seller shall have received the Cash Purchase Price, the Purchase Price Shares and the Promissory Note;

(e) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

(f) Seller shall have received duly executed copies of all agreements and instruments set forth in Article 6 hereof.

Seller may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to the Closing.

6.  CLOSING

6.1. At Closing:

(a) Purchaser and Seller shall enter into a Non-Compete, Non-Solicitation and Non-Disclosure Agreement in the form attached hereto as Exhibit B;

(b) Purchaser and Seller shall enter into a License Agreement in the form attached hereto as Exhibit D;

(c) The Company and Patrick McLaughlin will enter into the Employment Agreement in the form of Exhibit E;

(d) Purchaser and 4551 Commerce Holdings LLC, an affiliate of Seller, shall enter into a Lease, attached hereto as Exhibit F, of the real property located at 4551 Commerce Drive, High Ridge, Missouri 63049;

(e) Purchaser shall receive (i) an Assignment of Interest and Withdrawal as Member of the Company in form and substance reasonably acceptable to Purchaser; (ii) such other documents or instruments, as Purchaser may reasonably require to effect the transfer of the Membership Interests and/or any other transaction contemplated under this Agreement; and (iii) a Non-Foreign Person Affidavit form and substance reasonably acceptable to Purchaser;

(f) Purchaser shall receive duly executed UCC-3 termination statements and such other release and termination instruments (or copies thereof) as Purchaser shall reasonably request in order to confirm the Company's and FWCD's ownership of their assets free and clear of all liens, encumbrances and security interests;

(g) Seller shall receive minutes of the meeting, or written consent, of Directors and Shareholders of Purchaser approving the purchase as contemplated by this Agreement, attested by the Secretary or Assistant Secretary of the corporation as of the date of Closing, to have been duly called, held, and to be presently in force and effect;

(h) Seller shall receive minutes of the meeting of Directors and Shareholders of MRDN approving the issuance of the Purchase Price Shares, attested by the Secretary or Assistant Secretary of MRDN as of the date of Closing, to have been duly called, held and to be presently in force and effect;

(i) Purchaser shall deliver to Seller:  (i) the Cash Purchase Price; (ii) a duly issued certificate representing the Purchase Price Shares in the name of Seller and duly executed by the Secretary of MRDN; and (iii) the Promissory Note;

(j) Seller shall receive evidence reasonably satisfactory to Seller that Purchaser has obtained a release of Seller and its affiliates from any further liability in connection with the liabilities set forth on Schedule 6.1(j); and

(k) Seller shall receive the Indemnification Agreement duly executed by Purchaser.

7.  CONTRACT TERMINATION PRIOR TO CLOSING

7.1. Purchaser may, as its sole and exclusive remedy, terminate this Agreement and neither party shall have any further rights or obligations pursuant to this Agreement, except for those obligations which specifically survive the termination pursuant to the terms of this Agreement, in the event any of the following conditions occur prior to Closing, and Seller fails to satisfy such condition within the ten (10) days following written notice to Seller (Closing shall be delayed for such period, not to exceed ten (10) days, in order for Seller to have an opportunity to satisfy such condition):

(a) Purchaser knows that Seller's representations and warranties pursuant to Section 2.1 are incorrect in any material representation as of the date of Closing;

(b) Purchaser knows that Seller has failed to perform its covenants and obligations pursuant to this Agreement in any material respect on or prior to the date of Closing;

(c) There exists any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; or

(d) Seller fails to deliver the items set forth in Section 6.1, which Seller is required to deliver.

7.2. Seller may, as its sole and exclusive remedy, terminate this Agreement and neither party shall have any further rights or obligations pursuant to this Agreement, in the event any of the following conditions occur prior to Closing, and Purchaser fails to satisfy such condition within the ten (10) days following written notice to Purchaser (Closing shall be delayed for such period, not to exceed ten (10) days, in order for Purchaser to have an opportunity to satisfy such condition):

(a) Seller knows that Purchaser's representations and warranties pursuant to Section 3.1 are incorrect in any material representation as of the date of Closing;

(b) Seller knows that Purchaser has failed to perform its covenants and obligations pursuant to this Agreement in any material respect on or prior to the date of Closing; or

(c) Purchaser fails to deliver the items set forth in Section 6.1, which Purchaser is required to deliver.

8.  POST-CLOSING CLAIMS

8.1. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including but not limited to, reasonable attorneys' fees, court costs and litigation expenses (collectively, the "Claim"), which Purchaser may incur or sustain by reason of or in connection with any misrepresentation made by Seller to Purchaser pursuant to this Agreement, the failure of Seller to fulfill any of its obligations pursuant to this Agreement, any other agreement between Purchaser and Seller provided for in this Agreement or otherwise arising out of the operation of the Business prior to the Closing Date, provided that:

(a) Any Claim for breach of any representation or warranty must be commenced prior to one (1) year following the date of Closing;

(b) The amount of any Claim shall be limited to Purchaser's actual out of pocket losses and expenses after any insurance proceeds and tax benefits in accordance with Section 8.5 below, and Seller will not be liable for any consequential damages, punitive damages, special damages or claim for lost profits; and

(c) The Claim is based upon a breach, act, failure to act, fact, condition or event of which Purchaser had no knowledge prior to Closing.

8.2. Purchaser shall indemnify and hold Seller harmless from and against any Claim which Seller may incur or sustain by reason of or in connection with any misrepresentation made by Purchaser to Seller pursuant to this Agreement, or the failure of Purchaser, the Company and/or FWCD to fulfill any of its obligations pursuant to this Agreement, or any other agreement between Purchaser and Seller provided for in this Agreement, provided that:

(a) Any Claim for breach of any representation or warranty must be commenced prior to one (1) year following the date of Closing;

(b) The amount of any Claim shall be limited to Seller's actual out of pocket losses and expenses after any insurance proceeds and tax benefits in accordance with Section 8.5 below, and Purchaser will not be liable for any consequential damages, punitive damages, special damages or claim for lost profits; and

(c) The Claim is based upon a breach, act, failure to act, fact, condition or event of which Seller had no knowledge prior to Closing.

8.3. Purchaser shall not make any claim against Seller hereunder except to the extent that the aggregate amount of losses for which Purchaser is entitled to indemnification pursuant to this Section exceeds One Hundred Thousand Dollars ($100,000.00) (the "Deductible") whereupon Purchaser shall be entitled to be paid the excess of the aggregate amount of all such losses over the Deductible subject to the limitations on maximum amount of recovery set forth in Section 8.4.

8.4. The aggregate losses payable by Seller pursuant to this Section with respect to all claims for indemnification shall not exceed Two Million Dollars ($2,000,000.00); provided, however, that this limitation shall not apply in the event of fraud.

8.5. The gross amount which a party obligated to provide indemnification hereunder (the "Indemnifying Party") is liable to, for or on behalf of the party entitled to indemnification (the "Indemnified Party") pursuant to this Section 8.5 (the "Indemnifiable Loss") shall be reduced (including, without limitation, retroactively) by an insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party related to the Indemnifiable Loss, and shall be further reduced to take account of any tax benefit to the Indemnified Party arising from the Indemnifiable Loss.  If an Indemnified Party shall have received or shall have had paid on its behalf an indemnity payment in respect of an Indemnifiable Loss and shall subsequently receive directly or indirectly insurance proceeds or tax benefits in respect of such Indemnifiable Loss, then such Indemnified Party shall pay to such Indemnifying Party the amount of such insurance proceeds and tax benefits or, if less, the amount of such indemnity payment.  For purposes of this Section 8.5, tax benefits arising from an Indemnifiable Loss shall be determined after taking into account the tax detriment, if any, arising from the receipt of insurance proceeds or indemnification payments by or on behalf the Indemnified Party and the tax benefit, if any, to the Indemnified Party arising from any payments to the Indemnifying Party.

8.6. To the extent there are outstanding obligations under the Promissory Note, any obligation of Seller to indemnify Purchaser shall be first offset against the Promissory Note and any remaining sums shall be paid by Seller.

8.7. The provisions of this Article 8 shall be Purchaser's sole and exclusive remedy following Closing for any breach by Seller of this Agreement or any other agreement between Purchaser and Seller provided for in this Agreement.

8.8. The provisions of this Article 8 shall be Seller's sole and exclusive remedy following Closing for any breach by Purchaser, the Company or FWCD of this Agreement or any other agreement between Purchaser, the Company or FWCD and Seller provided for in this Agreement.

8.9. Notwithstanding the foregoing, the limitations set forth herein shall not apply to any claims by any parties for a breach of the Promissory Note, the Non-Compete, Non-Solicitation and Non-Disclosure Agreement, the License Agreement, the Employment Agreement or the Lease.

9.  POST-CLOSING MATTERS

9.1. Upon the request of Purchaser at any time and from time to time following Closing, Seller, without further consideration, shall execute and deliver to Purchaser such further documents or instruments of assignment, transfer, conveyance, endorsement, direction or authorization as Purchaser or its counsel may reasonably request in order to fulfill the purpose and intent of this Agreement.

9.2. At any time and from time to time following Closing, Purchaser, the Company and FWCD will allow Seller reasonable access during normal business hours (including the right to make copies at Seller's expense) to the books and records with respect to periods prior to Closing.  Purchaser, the Company and FWCD agree: (i) it will not destroy or alter or transfer such books and records for seven (7) years after Closing and to abide by all record retention agreements entered into with any governmental authority, and (ii) to give Seller reasonable written notice prior to transferring, destroying or discarding any books and records and, if Seller so requests, Purchaser, the Company or FWCD as the case may be, shall allow Seller to take possession of such books and records.

9.3. Purchaser and Seller agree and acknowledge that the Purchase Price Shares and the Conversion Shares may not be sold or transferred unless  (i) such shares are sold pursuant to an effective registration statement under the Securities Act, or (ii) the Purchaser or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Seller who agrees to sell or otherwise transfer the shares only in accordance with this Section 9.3 and who is an Accredited Investor (as defined in the Securities Act).  Until such time as the shares of Common Stock underlying the Purchase Price Shares and/or the Conversion Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Purchaser shall issue to the Seller a new certificate therefore free of any transfer legend if (i) the Purchaser or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be reasonably accepted by the Purchaser so that the sale or transfer is effected or (ii) in the case of the Common Stock underlying Conversion Shares, such security is registered for sale by the Purchaser under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

10.  MISCELLANEOUS

10.1. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be held invalid or illegal or unenforceable by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be impaired thereby and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

10.2. Any notice, request, demand or other communication required or permitted under this Agreement (each a "notice" for purposes of this Section) must be in writing and will be deemed to have been duly given to and received by a person (a) on the day the notice is personally delivered to the person; (b) on the first business day after the day on which the notice is deposited with a nationally recognized overnight courier service for next day delivery; (c) on the third business day after the day on which the notice is deposited in the United States mails, registered or certified mail, first class postage prepaid, return receipt requested; or (d) on the first business day after the day on which the notice is sent by facsimile machine or electronic mail if a confirmation of receipt in the case of facsimile transmission or a "read receipt" in the case of electronic mail transmission is received by the sender, provided that in the case of clauses (b), (c) and (d), the notice is addressed to the party as follows or such other place as the parties shall from time to time direct by written notice to the other party.  For purposes of this Section, if the date for performance of any act hereunder falls on a Saturday, Sunday or legal holiday, then time for performance thereof shall be deemed extended to the next successive business day.

Seller:	Timothy M. Drury
15 Squires Lane
St. Louis, Missouri 63131

With a copy to:	Summers Compton Wells LLC
Attention: Stephen L. Wells, Esq.
8909 Ladue Road
St. Louis, Missouri 63124
Facsimile: 314-872-0388

Purchaser:	Meridian Waste Solutions, Inc.
Attn: Jeffrey Cosman, CEO
12540 Broadwell Road, Suite 1203
Milton, GA 30004

With a copy to:	Lucosky Brookman LLP
Attn: Scott E. Linsky
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
Facsimile: (732) 395-4401

Escrowee:	St. Louis Title, L.L.C.
Attention: Kelly Cochran
7701 Forsyth Boulevard, Suite 200
Clayton, Missouri 63105
Facsimile: 314-480-4576

Or at such other address as any of the parties may designate by notice to the other parties.

10.3. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated orally, or in any manner other than by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

10.4. This Agreement, the exhibits hereto and that certain Confidentiality & Non-Disclosure Agreement by and between the Company and Purchaser dated May 28, 2015 (the “Confidentiality Agreement") represent the entire agreement of the parties, and no other covenant, warranty or agreement exists between or among any of the parties hereto.  This Agreement supersedes all prior agreements, discussions, correspondence, letters of intent, and understandings between the parties concerning the transactions contemplated hereby, except the Confidentiality Agreement, the terms of which shall survive the execution and termination of this Agreement.

10.5. This Agreement is made and entered into in the State of Missouri and shall be construed and enforced in accordance with the laws of such state.

10.6. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

10.7. This Agreement may not be assigned by either party without the prior written consent of the other party, and in the event of such assignment, this Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns, heirs and personal representatives.  Any potential assignee must expressly assume all of the terms, conditions and obligations of this Agreement in writing and in from and substance acceptable to Seller.  Notwithstanding Seller's consent to any such assignment, upon assumption by a potential assignee, Purchaser shall not be released from the provisions hereof.

10.8. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

10.9. This Agreement may be executed in any number of counterparts (including any facsimile or electronic document transmission of such counterpart) each of which being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.10. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or public or legal holiday, the party having such a privilege or duty shall have until 5:00 p.m. of the next succeeding regular business day to exercise such privilege or discharge such duty.

10.11. Time is of the essence of this Agreement.

10.12. In this Agreement, whenever the context so requires the use of the masculine, feminine or neuter gender shall include the other genders, the use of the singular number shall include the plural and the use of the plural number shall include the singular.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Seller:	By: /s/ Timothy M. Drury
Timothy M. Drury, an individual

Purchaser:	Meridian Waste Solutions, Inc.

By: /s/ Jeffrey Cosman
Jeffrey Cosman, Chief Executive Officer

Company:	Christian Disposal LLC

By: /s/ Timothy M. Drury
Timothy M. Drury, Manager

FWCD:	FWCD, LLC

By: Christian Disposal LLC, Manager
By: /s/ Timothy M. Drury
Timothy M. Drury, Manager

HSMWD:	Here to Serve Missouri Waste Division, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

HSGWD:	Here to Serve Georgia Waste Division, LLC

By: /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager